EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE: December 2, 2005	FOR MORE INFORMATION, CONTACT: Mark A. Wendel (276) 326-9000
First Community Announces Branch Sale
     Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com), the holding company for First Community Bank, N. A., announced today that the Bank completed the sale of its branch office located in Clifton Forge, Virginia, to Sonabank, N. A. The office held approximately $45 million in deposits and repurchase agreements and $7 million in loans. Sonabank assumed the deposits and purchased substantially all loans, as well as the branch banking center. On Monday, December 5, 2005, the branch will reopen as a Sonabank office. Customer service will be uninterrupted as the former First Community employees will remain with Sonabank.
     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.98 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-two full-service banking locations, seven loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N.A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC.”
     Headquartered in Charlottesville, Virginia, Sonabank, N.A. was organized in 2005, and offers a full line of products and services for personal and business banking. Sonabank’s other offices include a branch and loan production office in Charlottesville, loan production offices in Warrenton and Fredericksburg, and regulatory approval to open a branch office in Manassas.
DISCLAIMER
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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